                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   ACE Limited
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------
     (3) Filing Party:

     -------------------------------------------------------------------------
     (4) Date Filed:

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Notes:

Reg. (S) 240.14a-101.
SEC 1913 (3-99)

[LOGO] ACE

                       NOTICE OF ANNUAL GENERAL MEETING

                                                                  April 9, 2002
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF ACE LIMITED:

   The Annual General Meeting of ACE Limited (the ''Company'') will be held on Thursday, May 16, 2002, at 8:00 a.m. at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, for the following purposes:

       1. To elect five directors to hold office until 2005;

       2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002; and

       3. To transact such other further business, if any, as lawfully may be brought before the meeting.

   Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 1, 2002, are entitled to notice of, and to vote at, the Annual General Meeting.

   PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

                                          By Order of the Board of Directors,

                                          Brian Duperreault
                                          Chairman and Chief Executive Officer

                                  ACE LIMITED

                            ACE Global Headquarters
                             17 Woodbourne Avenue
                            Hamilton HM 08 Bermuda

                                 April 9, 2002
                               -----------------

                                PROXY STATEMENT
                               -----------------

   The Board of Directors of ACE Limited (the ''Company'') is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 8:00 a.m. on Thursday, May 16, 2002, at ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the Ordinary Shares it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the ''Notice of Annual General Meeting'' attached hereto.

   Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

   Only holders of Ordinary Shares of record as of the close of business on April 1, 2002 will be entitled to vote at the meeting. As of the close of business on April 1, 2002, there were outstanding 261,897,433 Ordinary Shares of the Company entitled to vote at the meeting, with each Ordinary Share entitling the holder of record on such date to one vote (except that if, and so long as, the Controlled Shares (defined generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons) of any person constitute 10% or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in the Company's Amended and Restated Articles of Association (the ''Articles'')).

   The election of each nominee for director and the ratification of the appointment of PricewaterhouseCoopers LLP require the affirmative vote of a majority of the votes cast at the Annual General Meeting; provided there is a quorum (consisting of not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding shares entitled to vote at the Annual General Meeting). The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Ordinary Shares owned by shareholders electing to abstain from voting with respect to any proposal and ''broker non-votes'' will be counted towards the presence of a quorum but will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, abstentions and ''broker non-votes'' will have no effect on the outcome of the proposals to elect directors or to ratify the appointment of the Company's independent accountants.

   A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2001 accompanies this Proxy Statement.

   This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about April 15, 2002.

   The Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in the attached Notice of Annual General Meeting. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

                             ELECTION OF DIRECTORS
                            (Item A on Proxy Card)

   The Company's Articles provide that the Company's Board of Directors shall be divided into three classes with the terms of office of each class ending in successive years. The Company's Articles provide for a maximum of 20 directors and empower the Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting.

   The Executive Committee of the Company's Board of Directors has nominated Dominic J. Frederico, Donald Kramer, John A. Krol, Roberto G. Mendoza and Walter A. Scott for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2005 and until their respective successors shall have been elected and shall have qualified. Each of these individuals is currently serving as a director of the Company.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

   It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend.

   Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting is set forth below.

Nominees for Election to Terms Expiring in 2005

   Dominic J. Frederico, age 48, has served as President and Chief Operating Officer of the Company and Chairman of ACE INA since November 1999. On November 16, 2001, Mr. Frederico was appointed to the Board of Directors. Mr. Frederico has also served as Chairman, President and Chief Executive Officer of ACE INA from May 1999 through November 1999. Mr. Frederico previously served as President of ACE Bermuda since July 1997, Executive Vice President, Underwriting since December 1996, and as Executive Vice President, Financial Lines from January 1995 to December 1996. Mr. Frederico served in various capacities at American International Group ("AIG") (insurance) in Europe and the U.S. from 1982 to January 1995, most recently as Senior Vice President and Chief Financial Officer of an AIG subsidiary, with multi-regional general management responsibilities.

   Donald Kramer, age 64, has been a director and Vice Chairman of the Company since July 1996 following the acquisition of ACE Tempest Reinsurance Company Limited (''ACE Tempest Re''), and was President of ACE Tempest Re from July 1996 until 1999. Mr. Kramer served as Chairman or Co-Chairman of the Board of ACE Tempest Re from its formation in September 1993 until July 1996. Prior to the formation of ACE Tempest Re, Mr. Kramer was President of Kramer Capital Corporation (venture capital investments) from March to September 1993, President of Carteret Federal Savings Bank (banking) from August 1991 to March 1993, Chairman of the Board of NAC Re Corporation (reinsurance) from June 1985 to June 1993, Chairman of the Board and Chief Executive Officer of KCP Holding Company (insurance) from July 1986 to August 1991 and of its affiliates, KCC Capital Managers (insurance investments) and Kramer Capital Consultants, Inc. (insurance investments), as well as Chairman of the Board of its subsidiary, National American Insurance Company of California (insurance) from September 1988 to August 1991. Mr. Kramer is a director of National Benefit Life Insurance Company of New York City, a wholly-owned subsidiary of Citigroup and a member of the Board of Trustees of the Brooklyn College Foundation.

   John A. Krol, age 65, has been a director of the Company since August 2001. Mr. Krol retired as Chairman and Chief Executive Officer of E.I. du Pont de Nemours and Company (chemicals, fibers, petroleum, life sciences and diversified business) in 1998. Mr. Krol served as Chief Executive Officer of Du Pont from 1995 through January 1998. He was also President of Du Pont from 1995 through October 1997. Mr. Krol is a member of the board of directors of the MeadWestvaco Corporation, Armstrong World Industries, Inc. and Milliken & Company, the advisory boards of Teijin Limited and the Bechtel Corporation and the boards of trustees of Tufts University, the University of Delaware and Hagley Museum.

   Roberto G. Mendoza, age 56, has been a director of the Company since November 1999 and previously served as a director of the Company from 1985 to 1996. Mr. Mendoza is a founder and co-Chief Executive Officer of Hancock, Mendoza, Dachille & Merton, Ltd. (financial services) and is Chairman of Egg plc (banking). Mr. Mendoza served as a managing director of Goldman, Sachs and Co. (banking) from September 2000 until January 2001. Mr. Mendoza served as Vice Chairman and director of the Boards of J.P. Morgan & Co. Incorporated and its subsidiary Morgan Guaranty Trust Company of New York (banking) from 1990 to April 12, 2000. Mr. Mendoza is a director of Prudential Banking PLC, Reuters Group PLC, and Vitro S.A.

   Walter A. Scott, age 64, has been a director of the Company since September 1989. Mr. Scott served as a consultant to the Company from October 1994 until September 1996. Mr. Scott served as Chairman, President and Chief Executive Officer of the Company from March 1991 until his retirement in September 1994 and as President and Chief Executive Officer from September 1989 to March 1991. Mr. Scott is a director of Annuity and Life Re, Ltd. and a trustee of Lafayette College.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2003

   Michael G. Atieh, age 48, has been a director of the Company since September 1991. Mr. Atieh has served as Group President of Dendrite International, Inc. (technology and services) since January 2002, Senior Vice President and Chief Financial Officer of Dendrite International, Inc. from October 2000 to December 2001, as Vice President, U.S. Human Health, a division of Merck & Co., Inc. (''Merck'') (pharmaceuticals) from January 1999 to September 2000, as Senior Vice President--Sales of Merck-Medco Managed Care, L.L.C. (managed health care), an indirect wholly-owned subsidiary of Merck from April 1994 to December 1998, as Vice President--Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993.

   Bruce L. Crockett, age 58, has been a director of the Company since May 1995. Mr. Crockett is currently a private investor. Mr. Crockett served as President and Chief Executive Officer of COMSAT Corporation (''COMSAT'') (information services) from February 1992 until July 1996 and as President and Chief Operating Officer of COMSAT from April 1991 to February 1992. Mr. Crockett was an employee of COMSAT since 1980 and held various operational and financial positions including Vice President and Chief Financial Officer. Mr. Crockett is Chairman of the Board of NETSAT28, Datapipe.com and Teletronics International Inc. Mr. Crockett is also a director of International Business Network for World Commerce & Industry, Ltd. (IBNET), Para-Protect Services, Inc., the AIM Mutual Funds Boards, and DATABID.COM. Mr. Crockett is also a member of the Board of Trustees of the University of Rochester.

   Thomas J. Neff, age 64, has been a director of the Company since May 1997. Mr. Neff has been with Spencer Stuart & Associates, N.A. (executive search consulting) since 1976 serving as President of the worldwide firm from 1979 to 1996. Since 1996, Mr. Neff has served as chairman of Spencer Stuart, U.S. Mr. Neff is a director of EXULT, Inc. and various mutual funds managed by Lord, Abbett & Co.

   Robert W. Staley, age 67, has been a director of the Company since January 1986. Mr. Staley retired March 1, 2000 as an officer and director of Emerson Electric Co. (''Emerson'') (electric equipment) where he had been employed since 1975, serving as Vice Chairman since November 1988. Mr. Staley continues to serve Emerson as a Senior Advisor.

   Gary M. Stuart, age 61, has been a director of the Company since March 1988. Mr. Stuart served as Chief Financial Officer of Optimum Logistics Inc. (logistics services) from August 2000 through August 2001. From 1981 until November 1999, Mr. Stuart was an employee of Union Pacific Corporation (transportation), serving as its Executive Vice President and Chief Financial Officer from June 1998 through November 1999 and as its Vice President and Treasurer from January 1990 through May 1999. Mr. Stuart was on the adjunct faculty of the School of Business at Fairfield University from January through May 2000 and is a member of its Advisory Board.

Directors Whose Terms Expire in 2004

   Brian Duperreault, age 54, has been a director of the Company since he joined the Company in October 1994. Mr. Duperreault has served as Chairman and Chief Executive Officer of the Company since November 1999 and as Chairman, President and Chief Executive Officer of the Company from October 1994 through November 1999. Prior to joining the Company, Mr. Duperreault had been employed with AIG since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, most recently as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of American International Underwriters Inc., a subsidiary of AIG, from April 1994 to September 1994. Mr. Duperreault was President of American International Underwriters Inc. from 1991 to April 1994, and Chief Executive Officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault serves as a member of The American Academy of Actuaries, a member of the Board of Trustees of Saint Joseph's University, a member of the College of Insurance's Board of Trustees and a director of the Bank of N.T. Butterfield & Son (Bermuda).

   Robert M. Hernandez, age 57, has been a director of the Company since September 1985. Mr. Hernandez is Chairman of the Board of RTI International Metals, Inc. (metals). Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (''USX'') (energy and steel) from December 1994 to December 2001, as Executive Vice President--Accounting & Finance and Chief Financial Officer of USX from November 1991 until November 1994 and as Senior Vice President--Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Vice Chairman, Board of Trustees of the BlackRock Funds; a Director of the Strategic Investment Fund, Inc., the Strategic Regional Developments, Inc. and the University of Pittsburgh Medical Center Health System.

   Peter Menikoff, age 61, has been a director of the Company since January 1986. Mr. Menikoff is currently a private investor and most recently he was the interim chief financial officer of Vlasic Foods International Inc. from February 2000 to May 2001. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Previously, Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation (energy) since June 1995. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. (diversified industrial) from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation (agricultural and construction equipment), a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991.

   Robert Ripp, age 60, has been a director of the Company since December 1991. Mr. Ripp is Chairman of the Board, Chief Executive Officer and director of Lightpath Technologies (fiber optics components manufacturing), a Nasdaq listed company. Mr. Ripp is also a director of AJ Gallagher Inc. (NYSE), an insurance brokerage company. Mr. Ripp also serves as a director of Lightchip Inc., a privately held fiber optics development venture. Mr. Ripp served as Director, Chairman and Chief Executive Officer of AMP Incorporated (electrical connectors) from August 1998 through May 1999. Mr. Ripp served as Vice President and Chief Financial Officer of AMP Incorporated from August 1994 through July 1998, as Vice President and Treasurer of International Business Machines Corporation (electronic computer equipment) from July 1989 through September 1993.

   Dermot F. Smurfit, age 57, has been a director of the Company since August 1997. Mr. Smurfit has been Joint Deputy Chairman of Jefferson Smurfit Group plc (''Jefferson Smurfit'') (paper, paperboard and packaging) since January 1984, Chairman and Chief Executive of Jefferson Smurfit's continental European operations from 1994 to 1997, Director of Sales and Marketing since 1997, and has held a number of other senior positions with Jefferson Smurfit. Mr. Smurfit is a director of Jefferson Smurfit and Smurfit Stone Container Corporation, a U.S. listed associate of The Smurfit Group. Mr. Smurfit is a member of the Board of Confederation of European Paper Industries and a member of the advisory Board of AON Groupe Nederland.

   There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Meetings and Committees of the Board of Directors

   During the year ended December 31, 2001, There were four meetings of the Board of Directors. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member (during the period served) held during the year ended December 31, 2001.

   The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Finance Committee.

Audit Committee

   The Audit Committee is composed entirely of non-management directors, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards. The Audit Committee provides oversight of the financial reporting process, the system of internal controls, the audit process, the performance of the Company's internal auditors and the performance and independence of the independent accountants. The Audit Committee is comprised of Sidney F. Wentz (Chairman), who will retire from the Board of Directors at the Annual General Meeting, Michael G. Atieh, Bruce L. Crockett, John A. Krol, Peter Menikoff, Robert Ripp and Gary M. Stuart. Upon Mr. Wentz's retirement, Robert W. Staley will become Chairman of the Audit Committee. The Audit Committee operates under a written charter, a copy of which is attached as Exhibit A to this proxy statement. The Audit Committee held four meetings during the year ended December 31, 2001.

Compensation Committee

   The Compensation Committee has responsibility for determining executive compensation. The Compensation Committee is comprised of Bruce L. Crockett (Chairman), Robert M. Hernandez, Roberto G. Mendoza, Thomas J. Neff, Dermot F. Smurfit and Sidney F. Wentz, who will retire from the Board of Directors at the Annual General Meeting. The Compensation Committee held four meetings during the year ended December 31, 2001.

Executive Committee

   Except as expressly limited by applicable law, by the Company's Memorandum of Association or Articles or by the Board of Directors, the Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, with its primary focus to act for the full Board when it is not practical to convene meetings of the full Board and to serve as a strategic sounding board for the Chairman and Chief Executive Officer of the Company. The Executive Committee also has responsibility for nominating directors and to review and make recommendations to the full Board regarding director compensation. The Executive Committee will consider a shareholder's suggestion for candidates if mailed to: Secretary, ACE Limited, ACE Global Headquarters, 17 Woodbourne Avenue, Hamilton HM 08 Bermuda. Any such suggestion with respect to directors to be elected at the Annual General Meeting to be held in 2003 must be received not later than March 17, 2003 and must comply with Article 40 of the Company's Articles. The Executive Committee also makes recommendations concerning succession plans for senior executive officers of the Company and reviews the development and performance of the Company's senior executive officers. The Executive Committee is comprised of Robert M. Hernandez (Chairman), Brian Duperreault, Donald Kramer, Roberto G. Mendoza, Thomas J. Neff and Robert W. Staley. The Executive Committee held four meetings during the year ended December 31, 2001.

Finance Committee

   The Finance Committee of the Board of Directors reviews the Company's investment policy to ensure that it is consistent with the Company's goals, strategies and objectives. Overall investment guidelines are approved by the Finance Committee to ensure that appropriate levels of portfolio liquidity, credit quality, diversification, and volatility are maintained. The Finance Committee is comprised of Peter Menikoff (Chairman), Dominic J. Frederico, Robert Ripp, Walter A. Scott, Dermot F. Smurfit and Gary M. Stuart. The Finance Committee held four meetings during the year ended December 31, 2001.

Director Compensation

   Pursuant to the Company's 1995 Outside Directors Plan, non-management directors of the Company are awarded an annual ''retainer award'' in the form of Ordinary Shares having a fair market value of $35,000. A director completing less than a full year of service receives a pro rata portion of the annual retainer award. The retainer award is made as of the date of the Company's annual general meeting. The fair market value of the Ordinary Shares is determined as of the award date. The value of any fractional share is generally distributed in cash. Directors vest in the retainer award shares as of the day immediately preceding the next annual general meeting. All retainer award shares become fully vested upon a ''change in control'' of the Company (as defined in the plan), or if the director ceases service as a director because of death or disability. If a director ceases service as a director for any other reason, all unvested retainer award shares are forfeited.

   In addition, each director who serves as the chairman of any committee of the Board during any plan year quarter is awarded a ''committee chairman award'' as of the first business day of the next following plan quarter (generally ninety-day periods following the annual general meeting), which award is the number of Ordinary Shares having a fair market value, determined as of such date, of $1,250 per quarter. All shares awarded as a committee chairman award are fully vested at the time of award. In addition, a director may elect to receive his committee chairman award in cash.

   Directors are also paid $3,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board of Directors. A director may elect to receive meeting fees in the form of fully vested Ordinary Shares. Directors are also reimbursed for their reasonable expenses in connection with Board service. In addition, in May 2001, the 1995 Outside Directors Plan was amended to provide for an award of 4,000 options to each outside director for each plan year, beginning May 2001. The amendment also provided for a one-time award of 2,000 options to each outside director in May 2001.

   A director may elect to defer the receipt of Ordinary Shares or cash otherwise payable.

Certain Business Relationships

   Certain shareholders of the Company and their affiliates, including the employers of or entities otherwise associated with certain directors and officers and their affiliates, have purchased insurance from the Company on terms the Company believes were no more favorable to these insureds than those made available to other customers.

   The Company has entered into a Consulting Agreement dated as of January 1, 2000 with Kramer Capital Corporation. Donald Kramer is a part time employee of Kramer Capital Corporation. Pursuant to the Consulting Agreement, Kramer Capital Corporation provides consulting services to the Company with respect to strategic opportunities and trends in the insurance and financial services industry. The Consulting Agreement specifies that Mr. Kramer and others will be made available to perform these services for the Company. The Company will pay Kramer Capital Corporation fees as agreed in writing from time to time. The Company will also reimburse Kramer Capital Corporation for reasonable out-of-pocket expenses. The Company paid Kramer Capital Corporation approximately $315,552 for services performed during 2001 and expects to pay a similar amount for services to be performed by Kramer Capital Corporation during 2002. Mr. Kramer has no financial interest in Kramer Capital Corporation, either directly or indirectly through a related person, and received a salary of $100,000 as compensation for his services to Kramer Capital Corporation during the year 2001.

   In March 1999, the Company made a $250,000 housing loan to Dominic J. Frederico. In January 2001, the Company loaned Mr. Frederico an additional $350,000. The loans bear interest at 4.83% and 5.61%, respectively, being the ''Applicable Federal Rate'' as determined in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the date of each loan. On each of March 23, 2000 and March 23, 2001, $50,000, plus interest, of the original loan was forgiven. In addition, an aggregate of $100,000, plus interest, of the loans was forgiven in the first quarter of 2002. These loans become immediately due if Mr. Frederico resigns from the Company voluntarily or if the Company terminates him for cause.

   Putnam Investments, Inc. ("Putnam"), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("Marsh & McLennan"), has two investment adviser subsidiaries serving the Putnam family of mutual funds and Putnam's institutional clients and is deemed to have beneficially held 7.5% of the Company's outstanding Ordinary Shares as of December 31, 2001. Marsh & McLennan and its affiliates are leading global insurance and reinsurance brokers that transact insurance business with all of the Company's business segments. As a result, the Company and its subsidiaries pay to affiliates of Marsh & McLennan normal and customary commissions for brokerage activities performed in connection with these transactions. For the 2001 fiscal year, approximately 15% of the Company's gross written premiums were placed by Marsh & McLennan affiliates. William M. Mercer, Incorporated ("Mercer"), an employee benefits consulting firm and a wholly-owned subsidiary of Marsh & McLennan, serves as the Company's compensation consultants and advises the Compensation Committee of the Company's Board of Directors. The Company and its subsidiaries paid Mercer $707,795 in fiscal 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

   Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, as amended (the ''Exchange Act''). Christopher Z. Marshall was eight days late in reporting two sales transactions on his Form 4 for March 2001 and Sidney F. Wentz did not originally include two purchases aggregating 60 shares in December 2000 which should have been included in his Form 5 for 2000, but such report on Form 5 was subsequently amended to include such purchase.

                    BENEFICIAL OWNERSHIP OF ORDINARY SHARES

Directors and Officers

   The following table sets forth information, as of March 31, 2002, with respect to the beneficial ownership of Ordinary Shares by Brian Duperreault, the Company's Chairman and Chief Executive Officer (the Company's ''CEO''), the Company's other four most highly compensated executive officers for 2001 (the ''Named Executive Officers''), each of the Company's directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares under the column ''Ordinary Shares Beneficially Owned.'' The Ordinary Shares listed for each director, the CEO and each Named Executive Officer constitute less than one percent of the outstanding Ordinary Shares. The Ordinary Shares owned by all directors and executive officers as a group, constitute approximately 2% of the outstanding Ordinary Shares.

                                                                         Ordinary    Ordinary
                                                                          Shares      Shares   Restricted
                                                                       Beneficially Subject to  Ordinary
Name of Beneficial Owner                                                  Owned     Option (1) Shares (2)
------------------------                                               ------------ ---------- ----------
Brian Duperreault (3).................................................    341,342   1,551,665   213,250
Dominic J. Frederico..................................................     90,606     392,499   124,750
Donald Kramer.........................................................    136,364   1,193,895    30,084
Christopher Z. Marshall...............................................     31,341     374,832    63,417
Gary T. Schmalzriedt..................................................     66,012      69,498    35,750
Michael G. Atieh (4)..................................................     13,502       1,999       992
Bruce L. Crockett (4).................................................     10,692       1,999       992
Robert M. Hernandez (4)...............................................     45,623       1,999       992
John A. Krol..........................................................         --       1,010       776
Roberto G. Mendoza (4)................................................     28,116       1,999       992
Peter Menikoff (3) (4)................................................     26,451       1,999       992
Thomas J. Neff (4)....................................................     11,839       1,999       992
Robert Ripp (4).......................................................     17,202       1,999       992
Walter A. Scott (4)...................................................    218,368     420,999       992
Dermot F. Smurfit.....................................................      5,559       1,999       992
Robert W. Staley......................................................     11,596       1,999       992
Gary M. Stuart (4)....................................................     10,945       1,999       992
Sidney F. Wentz (3)...................................................     15,824       1,999       992
All directors & executive officers as a group (20 individuals) (3) (5)  1,036,969   3,791,154   461,349

--------
(1) Represents Ordinary Shares which the reporting person has the right to acquire within 60 days of March 31, 2002 pursuant to options.
(2) The reporting person has the right to vote (but not dispose of) the Ordinary Shares listed under ''Restricted Ordinary Shares.''
(3) Messrs. Duperreault, Menikoff, and Wentz had shared power to vote and/or dispose of 100, 10,800, and 6,000, respectively, of the Ordinary Shares listed. The directors and officers have shared power to vote and/or dispose of 16,900, in the aggregate, of the shares listed as owned by the directors and officers as a group.
(4) The amounts included under ''Ordinary Shares Beneficially Owned'' and ''Restricted Ordinary Shares'' include certain Ordinary Shares for which the reporting person has elected to defer receipt. The reporting person has the right to dispose of (but not to vote) such Ordinary Shares.
(5) Includes the holdings of individuals who were directors or executive officers of the Company as of March 31, 2002.

Other Beneficial Owners

   The following table sets forth information regarding each person known by the Company (including corporate groups) to own of record or beneficially own more than five percent of the Company's outstanding Ordinary Shares as of the dates indicated below.

                                                 Number of Shares  Percent of
   Name and Address of Beneficial Owner         Beneficially Owned   Class
   ------------------------------------         ------------------ ----------
   Franklin Resources, Inc. (1)................     16,924,985         6.5%
     777 Mariners Island Blvd.
     P.O. Box 7777
     San Mateo, California 94404-7777
   Janus Capital Corporation (2)...............     19,680,960         7.6%
     100 Fillmore Street
     Denver, Colorado 80206-4923
   Massachusetts Financial Services Company (3)     18,433,196         7.1%
     500 Boylston Street
     Boston, MA 02116
   Putnam Investments, LLC (4).................     19,391,989         7.5%
     One Post Office Square
     Boston, MA 02109
   Wellington Management Company, LLP (5)......     35,538,820        13.7%
     75 State Street
     Boston, Massachusetts 02109

--------
(1) As of December 31, 2001, based on a Schedule 13G filed by Franklin Resources, Inc. (''FRI''). According to such Schedule 13G, FRI is a parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G), of investment advisors to the Franklin/Templeton Group of Funds (the ''Adviser Subsidiaries''). As of December 31, 2001, the Adviser Subsidiaries collectively have sole voting power over 16,800,941 Ordinary Shares and sole dispositive power over 16,924,985 Ordinary Shares.
(2) As of December 31, 2001, based on a Schedule 13G filed by Janus Capital Corporation ("Janus"). According to such Schedule 13G, Janus is an investment adviser, registered under Section 203 of the Investment Advisers Act of 1940, as amended, which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients (collectively, the "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus has sole voting power and sole disposition power over 19,680,960 Ordinary Shares held by such Managed Portfolios.
(3) As of December 31, 2001, based on a Schedule 13G filed by Massachusetts Financial Services Company ("MFS"). According to such Schedule 13G, MFS has sole dispositive power over 18,433,196 Ordinary Shares, of which 72,166 Ordinary Shares may be acquired through conversion of convertible preferred securities. According to the Schedule 13G, MFS has sole voting power over 18,133,222 Ordinary Shares.
(4) As of December 31, 2001, based on a Schedule 13G filed by Putnam, a wholly owned subsidiary of Marsh & McLennan. According to such Schedule 13G, Putnam has subsidiaries that are investment advisers, registered under
    Section 203 of the Investment Advisers Act of 1940, as amended. As of December 31, 2001, Putnam and its subsidiaries, in their capacity as investment advisors, have shared dispositive power over 19,391,989 Ordinary Shares that are owned by investment advisory clients. According to the
    Schedule 13G, Putnam and its subsidiaries have shared voting power over 3,066,653 Ordinary Shares.
(5) As of December 31, 2001, based on a Schedule 13G filed by Wellington Management Company, LLP (''WMC''). WMC is a registered investment advisor under the Investment Advisers Act of 1940, as amended. As of December 31, 2001, WMC, in its capacity as investment advisors, may be deemed to have shared dispositive power over 35,538,820 Ordinary Shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. According to the Schedule 13G, WMC has shared voting power over 20,716,405 Ordinary Shares.

   Other than as disclosed above, there are no persons who own of record, or are known by the Company to beneficially own, as of February 28, 2002, more than five percent of the Company's outstanding Ordinary Shares.

                            EXECUTIVE COMPENSATION

   The following table sets forth, in summary form, compensation earned by the Company's CEO and by the Named Executive Officers of the Company for the periods presented.

                          Summary Compensation Table

                                                                            Long-Term Compensation
                                           Annual Compensation                      Awards
                                 --------------------------------------- --------------------------
                                                                         Restricted        Securities
                                                            Other Annual   Stock           Underlying   All Other
        Name and          Fiscal                            Compensation   Awards         Options/SARs Compensation
   Principal Position      Year   Salary        Bonus           (1)         (2)               (#)          (4)
   ------------------     ------ ---------    ----------    ------------ ----------       ------------ ------------
Brian Duperreault........  2001  $ 925,008    $1,300,000     $ 284,980   $1,996,500(3)(6)   462,000(3)   $424,876
  Chairman and Chief       2000  $ 875,000    $2,000,000(5)  $ 284,925       --    (3)         --  (3)   $431,250
  Executive Officer        1999  $ 800,000    $1,400,000     $ 222,660   $1,158,750(6)      170,000      $330,000
  ACE Limited

Dominic J. Frederico.....  2001  $ 800,427    $  800,000     $ 180,398   $  798,600(3)(6)    82,500(3)   $295,526
  President and Chief      2000  $ 650,000    $1,250,000(5)  $ 143,592       --    (3)         --  (3)   $285,000
  Operating Officer        1999  $ 525,000    $  650,000     $ 153,359   $  772,500(6)       90,000      $176,250
  ACE Limited;
  Chairman of ACE INA

Donald Kramer............  2001  $ 530,422(7) $  400,000        --       $  399,300(3)(6)    38,500(3)   $151,674
  Vice Chairman            2000  $ 525,000(7) $  625,000(5)     --           --    (3)         --  (3)   $172,500
  ACE Limited              1999  $ 547,211    $  500,000        --       $  289,688(6)       50,000      $157,082

Gary T. Schmalzriedt.....  2001  $ 520,834    $  500,000     $216,225    $  399,300(3)(6)    38,500(3)   $ 80,500
  President and Chief      2000  $ 425,004    $  279,000(5)  $268,280        --    (3)         --  (3)   $ 21,250
   Executive Officer       1999  $ 166,670    $  298,000     $109,230    $  289,688(6)       40,000         --
   ACE Europe and
   ACE Global Markets....

Christopher Z. Marshall..  2001  $ 554,500    $  400,000        --       $  399,300(3)(6)    38,500(3)   $164,658
  Executive Assistant      2000  $ 525,000    $  600,000(5)     --           --    (3)         --  (3)   $168,750
  to the Chairman,         1999  $ 475,000    $  450,000        --       $  675,938(6)       60,000      $138,750
  Strategic Initiatives,
  ACE Limited

--------
(1) Other annual compensation for the year ended December 31, 2001 includes commuting and living expenses for Messrs. Duperreault, Frederico and Schmalzriedt of $194,000, $76,781 and $137,000, respectively; personal travel on the Company's jet for Messrs. Duperreault and Frederico of $50,796 and $11,610, respectively; loan forgiveness of $59,660 for Mr. Frederico; and relocation expenses for Mr. Schmazlriedt of $63,000. Other annual compensation for the year ended December 31, 2000 includes commuting and living expenses for Messrs. Duperreault and Frederico of $194,000 and $76,151, respectively; personal travel on the Company's jet for Mr. Duperreault of $64,817; and loan forgiveness of $62,075 for Mr. Frederico. Other annual compensation for the year ended December 31, 1999 includes commuting and living expenses for Messrs. Duperreault and Frederico in the amount of $194,000 and $126,500, respectively.
(2) As of December 31, 2001, the number and value of restricted Ordinary Shares held by each of the above named executive officers was: Mr. Duperreault--177,000 ($7,106,550), Mr. Frederico--103,000 ($4,135,450), Mr.
    Kramer--21,834 ($876,635), Mr. Schmalzriedt--19,735 ($792,360) and Mr.
    Marshall--55,167 ($2,214,955). Such values were determined by multiplying the number of shares by $40.15 (the closing price of the Ordinary Shares on the New York Stock Exchange (the ''NYSE'') on December 31, 2001).
(3) As reported in the proxy statement for the 2001 Annual General Meeting, in order to take into account the performance during 2000, the Compensation Committee decided to make restricted stock and option awards at its February 2001 meeting instead of its November 2000 meeting. Accordingly, there were no restricted stock or option awards during 2000. However, the Compensation Committee intended awards made in February 2001 as compensation for 2000. Similarly, the Compensation Committee intended the restricted stock and option awards made at its February 2002 meeting as compensation for 2001. The February 2002 awards are reported in the subsequent tables entitled "2002 Restricted Stock Awards" and "2002 Option Grants."

(4) All other compensation represents contributions by the Company to defined contribution plans on behalf of the named individuals for the above amounts.
(5) These bonuses were awarded with respect to a 15-month period from October
    1, 1999 through December 31, 2000.
(6) The value of the restricted shares awarded to the individuals during the year ended December 31, 2001 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 22, 2001, on which date the closing price for Ordinary Shares on the NYSE was $36.30. The value of the restricted shares awarded to the individuals during the year ended December 31, 1999 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on November 18, 1999, on which date the closing price for Ordinary Shares on the NYSE was $19.3125. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers was:

                                                   Fiscal Fiscal
                Name                                2001   1999
                ----                               ------ ------
                Brian Duperreault................. 55,000 60,000
                Dominic J. Frederico.............. 33,000 40,000
                Donald Kramer..................... 11,000 15,000
                Gary T. Schmalzriedt.............. 11,000 15,000
                Christopher Z. Marshall........... 11,000 35,000

    With respect to all restricted Ordinary Shares awarded to the CEO and the Named Executive Officers in 2001 and 1999, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards. During the restricted period, the executive officers are entitled to vote the Ordinary Shares and receive dividends.
(7) Includes $100,000 salary from Kramer Capital Corporation, which the Company has retained for consulting services. See "Certain Business Relationships."

                              2001 Option Grants

   The following table sets forth information concerning awarded stock options made to the Company's CEO and Named Executive Officers during the year 2001.

                                   Percent of                            Potential Realized Value
                                     Total                                at Assumed Annual Rate
                        Number      Options                                   of Stock Price
                          of        Awarded   Exercise                   Appreciation for Option
                        Options        to     or Base                              Term
                        Awarded    Employees   Price                     ------------------------
Name                    in 2001     in 2001    ($/Sh)   Expiration Date       5%          10%
----                    -------    ---------- -------- ----------------- -----------  -----------
Brian Duperreault...... 462,000(1)   12.31%    $36.30  February 22, 2011 $10,546,940  $26,728,017
Dominic J. Frederico...  82,500(2)    2.19%    $36.30  February 22, 2011 $ 1,883,382  $ 4,772,860
Donald Kramer..........  38,500(2)    1.03%    $36.30  February 22, 2011 $   878,912  $ 2,227,335
Gary T. Schmalzriedt...  38,500(2)    1.03%    $36.30  February 22, 2011 $   878,912  $ 2,227,335
Christopher Z. Marshall  38,500(2)    1.03%    $36.30  February 22, 2011 $   878,912  $ 2,227,335

--------
(1) 220,000 options vest one-third on the first, second and third anniversary of the grant and 242,000 options vest on the fifth anniversary of the grant.
(2) Options vest one-third on the first, second and third anniversary of the grant.

               Option Exercises and Values at December 31, 2001

   The following table sets forth information concerning option exercises, the number of unexercised stock options outstanding at December 31, 2001, and the value of any unexercised in-the-money stock options outstanding at such time, held by the Company's CEO and the Named Executive Officers. There were no stock appreciation rights outstanding at December 31, 2001.

                                                             Number of Securities
                                                            Underlying Unexercised   Value of Unexercised In-
                                                                Options/SARs at        the-Money Options at
                        Shares Acquired                       Fiscal Year-End (#)       Fiscal Year-End ($)
Name                    on Exercise (#) Value Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
----                    --------------- ------------------ ------------------------- -------------------------
Brian Duperreault......         --                 --          1,478,333/518,667      $37,186,934/$2,959,499
Dominic J. Frederico...     10,000           $323,350            365,000/112,500      $ 6,539,125/$  942,750
Donald Kramer..........         --                 --          1,181,063/ 55,167      $34,861,869/$  495,524
Gary T. Schmalzriedt...         --                 --             56,666/ 51,834      $   918,278/$  426,072
Christopher Z. Marshall         --                 --            362,000/ 58,500      $ 7,650,799/$  564,975

Awards Made in 2002 Relating to the Last Fiscal Year

   Awards of restricted stock and options made in February 2002 relate to compensation for the year 2001 and are therefore reported below.

                         2002 Restricted Stock Awards

   The following table sets forth information concerning restricted stock awards in February 2002 to the CEO and the Named Executive Officers.

                                               Restricted
                                                 Stock
                       Name                    Awards (1)
                       ----                    ----------
                       Brian Duperreault...... $2,195,000
                       Dominic J. Frederico... $1,317,000
                       Donald Kramer.......... $  482,900
                       Gary T. Schmalzriedt... $  878,000
                       Christopher Z. Marshall $  482,900

--------
(1) The value of the restricted shares awarded to the individuals in February 2002 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 28, 2002, on which date the closing price for Ordinary Shares on the NYSE was $43.90. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers was:

                                          Number of Restricted
                  Name                      Ordinary Shares
                  ----                    --------------------
                  Brian Duperreault......        50,000
                  Dominic J. Frederico...        30,000
                  Donald Kramer..........        11,000
                  Gary T. Schmalzriedt...        20,000
                  Christopher Z. Marshall        11,000

   With respect to all restricted Ordinary Shares awarded to the CEO and the Named Executive Officers in February 2002, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards.

                              2002 Option Grants

   The following table sets forth information concerning awards of stock options made to the Company's CEO and to the Named Executive Officers in February 2002.

                                                                                  Potential Realized Value
                                       Percent of                                    at Assumed Annual
                                      Total Options                                       Rate of
                          Number of    Awarded to                                 Stock Price Appreciation
                           Options    Employees in  Exercise or                       for Option Term
                         Awarded in     February    Base Price                    ------------------------
Name                    February 2002     2002        ($/Sh)     Expiration Date      5%          10%
----                    ------------- ------------- ----------- ----------------- ----------  -----------
Brian Duperreault......    220,000(1)     5.08%       $43.90    February 28, 2012 $6,073,365  $15,392,365
Dominic J. Frederico...    232,500(2)     5.37%       $43.90    February 28, 2012 $6,418,970  $16,266,931
Donald Kramer..........     40,000(1)     0.92%       $43.90    February 28, 2012 $1,104,339  $ 2,798,612
Gary T. Schmalzriedt...     60,000(1)     1.39%       $43.90    February 28, 2012 $1,656,508  $ 4,197,918
Christopher Z. Marshall     40,000(1)     0.92%       $43.90    February 28, 2012 $1,104,339  $ 2,798,612

--------
(1) Options vest one-third on the first, second and third anniversary of the grant.
(2) 82,500 options vest one-third on the first, second and third anniversary of the grant and 150,000 options vest on the fifth anniversary of the grant.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Company's Board of Directors has responsibility for determining the compensation of the Company's executive officers. None of the members of the Compensation Committee was an officer or employee of the Company. No officer or employee of the Company serves on the compensation committee of any company that employs any member of the Compensation Committee.

Employment Agreements

   The following is intended to be a summary of the terms of the employment agreements entered into between the Company and the executive officers named below.

   The Company has entered into an agreement with Brian Duperreault. This agreement provided for a base salary of $550,000 per year, subject to increase. Effective January 1, 2002, Mr. Duperreault's annual base salary is $980,000. The agreement also provides for an annual discretionary bonus. Mr. Duperreault is also eligible to participate in the Company's benefit plans. Pursuant to an Option and Restricted Share Agreement and Plan entered into in connection with Mr. Duperreault's employment agreement, Mr. Duperreault was awarded 300,000 restricted shares and options to purchase 900,000 Ordinary Shares at $7.542 per Ordinary Share (each as adjusted to give effect to the stock split). All of the aforementioned shares of restricted stock have vested and all of the aforementioned options are now exercisable. The aforementioned options will expire on September 30, 2004. During the 1998 fiscal year Mr. Duperreault exercised the aforementioned options with respect to 195,000 Ordinary Shares. Mr. Duperreault may exercise any of the options for a period of one year if his termination is by reason of his death or disability or by the Company without cause and for 30 days if such termination is by the Company for cause or voluntarily by Mr. Duperreault. The agreement also provides Mr. Duperreault with customary executive benefits, including participation in the Company's retirement plan, the Company's supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company's other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company's Board of Directors. In addition, if, following a change in control, Mr. Duperreault's employment is terminated without cause, his salary and benefits will continue for 12 months and he will be entitled to any previously awarded but unpaid bonus and a bonus for any uncompleted fiscal year based upon the bonus for the last completed fiscal year and the number of days in the then current fiscal year in which he was employed. Pursuant to the agreement, Mr. Duperreault has agreed not to engage in any activity in Bermuda or the Cayman Islands for a period of 12 months following termination of his employment with the Company that would compete with any business being conducted by the Company or its subsidiaries, or which was actively being developed by the Company or its subsidiaries during the term of Mr. Duperreault's employment.

   A ''change in control'' under Mr. Duperreault's employment agreement is generally deemed to occur when (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company, (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company.

   The Company has entered into an agreement with Dominic J. Frederico, pursuant to which he serves as President and Chief Operating Officer, ACE Limited. The agreement provided for a base salary of $320,000 per year, subject to increase, an annual discretionary bonus plus participation in the Company's benefit plans. Effective January 1, 2002, Mr. Frederico's annual base salary is $850,000. Pursuant to his agreement, Mr. Frederico was awarded options to purchase 30,000 Ordinary Shares at $7.625 per Ordinary Share (as adjusted to give effect to the stock split). These options have become exercisable and expire on January 9, 2005. During the 2001 fiscal year Mr. Frederico exercised 10,000 of these options. The agreement also provides Mr. Frederico with customary executive benefits, including participation in the Company's retirement plan, the Company's supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company's other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company. Upon termination without cause, Mr. Frederico's salary and benefits are agreed to continue for 24 months and any previously awarded but unpaid bonus is to be paid. Pursuant to the agreement, Mr. Frederico has agreed not to engage in any activity in the United States, Bermuda or the Cayman Islands for a period of 12 months following his termination of employment with the Company that would compete with the business of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors (the ''Committee'') is comprised entirely of independent, non-management directors. The Committee has responsibility for developing and implementing the Company's compensation policy for senior management, and for determining the compensation for the executive officers of the Company. The goal of the Committee is to achieve fair compensation for the individuals and to enhance shareholder value by continuing to closely align the financial rewards of management with those of the Company's shareholders.

   The Company's compensation program is structured to support the human resource requirements of its business. The Company seeks to attract and retain qualified executives who are creative, motivated and dedicated. With respect to its executive officers, the Company competes with property and casualty insurers, specialty insurers, and financial companies worldwide, although primarily with companies based in North America and Europe. The Committee is aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and attempts to create and administer a compensation program to achieve that result, while at the same time implementing integrated compensation principles for its employees worldwide.

   The Committee took special note this year of the significant number of new insurance and reinsurance companies recently formed, principally in Bermuda, which increased competition for qualified executives, and that a number of executives left the Company since last year. In establishing compensation levels, the Committee considered the need to provide incentives for key employees to remain at the Company. In particular, the Committee gave a special award, consisting of 150,000 options that vest in five years, to Dominic J. Frederico, the Company's President and Chief Operating Officer, in addition to his regular compensation package. This award was designed to provide a significant financial incentive to Mr. Frederico to remain with the Company for at least five years. The Committee believes that Mr. Frederico's contributions are particularly valuable to the Company. Mr. Frederico's special option award is similar to the special award given to Mr. Duperreault last year. Equity-based retention awards were also given to a number of other officers.

   Each executive's total compensation is generally comprised of three components: salary, annual incentive compensation awards and long-term incentive compensation awards. The mix of an officer's total compensation is generally based upon the level of the officer's position, with more senior officers receiving a greater percentage of their total compensation in the form of incentive compensation (i.e., variable compensation), and a lesser percentage in the form of salary (i.e., fixed compensation).

   Salary and incentive compensation awards are reviewed annually for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies based in the United States, Bermuda, and Europe. Generally, the Company targets the third to upper quartile of this peer group in establishing incentive compensation, and the median to third quartile in establishing salaries. Actual salary may be above or below such targets based on individual evaluations. Incentive compensation may be above or below such targets based on individual and corporate performance during the prior fiscal year.

   In determining compensation for each senior executive, the Company hired William M. Mercer, Incorporated (''Mercer''), an independent consulting firm which is a subsidiary of Marsh & McLennan Companies, Inc., to assist the Committee. In addition, the Committee directly retained Frederic W. Cook & Inc. (''Cook''), also an independent consulting firm, to assist it with respect to the compensation of the Chief Executive Officer and advise the Committee regarding executive compensation practices in general. Mercer has accumulated compensation data from a peer group of companies that ACE considers comparable to it. The Committee took this data into consideration in determining compensation.

   Because the Company's business activities can result in significant earnings fluctuations from year to year, each executive's contribution to the advancement of long-term corporate goals and competitive position is also considered. These goals include, among other things, underwriting and financial results, revenue production, development of the management team and strategic steps such as development of new products and lines of business, geographical spread of business and acquisitions.

Salary

   The Committee analyzed ACE's peer group data to establish competitive salary ranges for comparable positions primarily in insurance and diversified financial services companies of generally comparable size, market capitalization and complexity. The Company's Chief Executive Officer makes recommendations to the Committee with respect to the salary of each senior executive other than himself. The Committee discusses these recommendations, and the relevant data, and then determines the senior executives' salaries. The Committee meets separately to determine the salary of the Company's Chief Executive Officer.

Incentive Compensation

   The Committee believes that incentive compensation, compensation that is based on the Company's performance, plays an important role in the Company's compensation program. At the conclusion of each fiscal year, the Committee reviews with the Company's Chief Executive Officer the performance of each senior executive against goals established at the beginning of the year. Based upon the overall performance of the Company and the contribution by the individuals in achieving that performance by attaining the established goals, such as leadership and management competencies, alignment with strategic initiatives (including where applicable, financial performance), and development of corporate culture, the Company's Chief Executive Officer recommends to the Committee incentive compensation levels for each executive that reports directly to the Chief Executive Officer, as well as for certain other senior executives. The Committee considers his recommendations, and the relevant data, and then determines the incentive compensation for each such executive. The Committee meets separately to evaluate the performance of the Chief Executive Officer and determine his incentive awards.

Annual Incentive Compensation

   The Committee uses cash bonuses as its annual incentive compensation tool. The bonus component of annual compensation provides a timely link between Company performance and compensation. The Company's senior executives understand that their annual compensation will be higher in a good year and lower in a bad year. The bonus system allows the Committee to quickly adjust annual compensation to reflect the Company's financial position as well as the performance of individual executives. In light of the Company's financial performance for the year ended December 31, 2001, the Committee determined to generally decrease 2001 annual bonuses from 2000 levels.

Long-Term Incentive Compensation

   The Company has established long-term incentive plans which use equity awards to create incentives for employees to enhance the long-term value of the Company and its competitive position. The goal of the long-term incentive plans is to align executives' interests with long-term shareholder interests by making equity an important component of compensation packages. In furtherance of the objectives of these plans, the Committee established a set of goals, including:

      (i) increasing officer ownership of the Company's outstanding shares by reviewing and establishing target levels of ownership for its officers to achieve over time based on their respective positions with the Company and monitoring progress towards achievement of such target levels of officer ownership;

      (ii) making long-term incentive awards at competitive levels annually which are designed to increase officer ownership; and

      (iii) providing capital accumulation opportunities that foster attraction and retention of key management employees by linking their interests with shareholder interests.

   With respect to guidelines for administering its long-term incentive plans, the Committee makes long-term compensation awards based on individual and Company performance, and on the practices of ACE's group of generally comparable insurance and diversified financial services companies. While the long-term incentive plans provide for a range of types of awards, the Committee has generally made awards in the form of stock options and/or restricted stock. The Committee believes that awards of stock options, which reward Company stock price appreciation over the long-term, are particularly appropriate in light of the nature of the Company's business and long-term business plans. The Committee also believes that restricted stock awards, particularly those with delayed vesting, are crucial in helping to retain high caliber executives in an increasingly competitive labor market.

   While the Committee lowered annual incentive compensation to reflect the Company's performance for 2001, the Committee felt it appropriate, in light of the need to retain individuals in the current competitive environment, to generally increase long-term equity based compensation. The Committee believes that the level of equity based compensation it awarded is appropriate to reflect and encourage the Company's growth prospects.

Chief Executive Officer's Compensation

   In determining Mr. Duperreault's annual and long-term incentive awards and adjustment to salary, the Committee reviewed, among other things, data gathered by Mercer on the compensation of ACE's peer group and the Company's financial performance relative to those companies and received guidance from Cook. The Committee took into account both the challenges of the year in which the Company, and the industry, faced its largest loss, as well as the Company's response to the new realities of the marketplace. The Committee believes that Mr. Duperreault was key to the Company's resiliency following the September 11/th/ tragedy. Stock price was a significant factor in the Committee's compensation decisions, particularly the Company's stock price in comparison to Standard & Poor's 500 Stock Index and the Standard & Poor's Property Casualty Insurance Index. The Committee also determined that Mr. Duperreault played an important role in the Company's successful post-September 11/th/ $1.1 billion equity offering.

   The Committee believes that Mr. Duperreault's leadership has contributed greatly to the Company's long-term financial strength, nothwithstanding the fact that the Company had an overall loss for the year, and that his direction and talent are important to the Company's future prospects. The Committee therefore felt it was appropriate to award long-term compensation to Mr. Duperreault at the higher end of the range of comparable compensation based on data provided by Mercer. The Committee awarded Mr. Duperreault 220,000 options, an amount equal to the options awarded Mr. Duperreault last year, excluding the special 5-year vesting options awarded to him last year. In addition, the Committee awarded Mr. Duperreault 50,000 shares of restricted stock, 5,000 shares less than were awarded last year. This award maintains the Committee's policy of making Mr. Duperreault's long-term equity compensation a significant percentage of his total compensation package to approximate the comparable percentage for his peer group. This award is intended to provide appropriate incentive to retain Mr. Duperreault's services, compensating him to the extent the Company's performance improves. The Committee felt the levels of the long-term awards reflect Mr. Duperreault's ability to position the Company for the future following the challenges of 2001 and reflect the Committee's confidence in Mr. Duperreault. The Committee believes that it is important to tie the value of the equity award to the long-term performance of the Company's stock price. By awarding options and restricted stock, the Committee has provided further incentive for the Company's Chief Executive Officer to adapt to the post-September 11/th/ marketplace and position the Company for success following a very difficult year. Long-term compensation awards such as options and restricted stock provided the Committee with the appropriate tools to achieve this desired result. The 220,000 options that vest over three years and the 50,000 shares of restricted stock that vest over four years are comparable to the type of awards made to the Company's senior executives to provide long-term incentive and to align management with shareholders' interests.

   The Committee raised Mr. Duperreault's annual salary from $925,000 for the 2001 fiscal year to $980,000 for the 2002 fiscal year to bring the salary up to the median annual salary of his peer group. This approximately 6% increase is in line with the salary increase from the previous year.

   The Committee believes that providing variable compensation in the form of bonuses is an important tool to reward an individual based on performance on a year to year basis, while providing an attractive compensation package designed to encourage retention of a valuable employee. Based on this year's difficulties, the Committee awarded a $1,300,000 bonus to Mr. Duperreault, which was 35% less than the $2,000,000 bonus awarded in the previous year for the 15-month period from October 1, 1999 through December 31, 2000, or 19% less if the previous year's bonus were prorated for 12 months of service.

   Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to the Company's Chief Executive Officer and any of the four other highest paid officers. However, compensation is exempt from this limit if it qualifies as ''performance based compensation.'' The limit has no direct application to the Company, because the Company is not subject to U.S. income taxes. However, if a U.S. subsidiary has an employee who is among the five most highly compensated officers, that subsidiary's deduction will be subject to this limit. The Committee believes performance based compensation is an important tool to provide incentive, and risk, to senior executives, matching their compensation levels to Company performance. Accordingly, performance based compensation comprises a significant portion of the compensation package for senior executives. This also has the effect of preserving the deduction for any subsidiary that might otherwise be affected by the $1 million limit.

   Although the Compensation Committee will consider deductibility under
Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m). The foregoing report has been approved by all members of the Committee.

                              Bruce L. Crockett, Chairman
                              Robert M. Hernandez
                              Roberto G. Mendoza
                              Thomas J. Neff
                              Dermot F. Smurfit
                              Sidney F. Wentz

                            AUDIT COMMITTEE REPORT

   The Audit Committee consists of seven members of the Board of Directors, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, a copy of which is attached as Exhibit A to this Proxy Statement.

   During fiscal 2001, the Audit Committee had four meetings. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors, and the Company's independent accountants, PricewaterhouseCoopers LLP. Among other things, the Audit Committee discussed with the Company's internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee separately met with the Company's Director of Internal Audits and the PricewaterhouseCoopers LLP engagement partner, respectively, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls and overall financial reporting.

   The Audit Committee has reviewed and discussed the Company's December 31, 2001 audited consolidated financial statements with management and with PricewaterhouseCoopers LLP, the independent accountants of the Company.

   The Audit Committee has also discussed with PricewaterhouseCoopers LLP all the matters required to be discussed by generally accepted auditing standards including those described in Statement of Auditing Standards No. 61. This included a) the auditor's judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting, b) methods used to account for significant unusual transactions, c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates and e) disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and disclosures in the financial statements.

   The Audit Committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standard's Board Standard No. 1 regarding their independence, and has discussed with PricewaterhouseCoopers LLP the contents of their letter and their independence and considered whether the provision of services referred to under "Audit and non-audit fees billed to the Company by PricewaterhouseCoopers LLP in 2001--financial information systems design and implementation fees and all other fees" is compatible with maintaining their independence.

   Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by ACE's management, its internal auditors and its independent accountants, the Audit Committee recommended to the Board of Directors that the December 31, 2001 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K.

   Members of the 2001 Audit Committee:

                              Sidney F. Wentz, Chairman
                              Michael G. Atieh
                              Bruce L. Crockett
                              John A. Krol
                              Peter Menikoff
                              Robert Ripp
                              Gary M. Stuart

                               PERFORMANCE GRAPH

   Set forth below is a line graph comparing the dollar change in the cumulative total shareholder return on the Company's Ordinary Shares from September 30, 1996 through December 31, 2001 as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Property-Casualty Insurance Index. The chart depicts the value on September 30, 1997, September 30, 1998, September 30, 1999, December 31, 2000 and December 31, 2001 of a $100 investment made on September 30, 1996, with all dividends reinvested.

                                    [CHART]


           ACE Limited         S&P 500           S&P Property-Casualty
                                                   Insurance Index

9/30/96      $100               $100                   $100

9/30/97      $178               $138                   $152

9/30/98      $170               $148                   $138

12/31/99      $95               $214                   $104

12/31/00     $241               $192                   $161

12/31/01     $228               $167                   $146



            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                            (Item B on Proxy Card)

   The appointment of independent accountants is approved annually by the Board of Directors and ratified by the Company's shareholders. The decision of the Board of Directors is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Board of Directors has authorized the engagement of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2002. The Company has had a working association with PricewaterhouseCoopers LLP since 1985; PricewaterhouseCoopers LLP has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

   Representatives of PricewaterhouseCoopers LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

   The Company's recently appointed Chief Financial Officer was the partner-in-charge of the New York Regional Insurance Practice of
PricewaterhouseCoopers LLP prior to joining the Company at the beginning of 2002. He did not participate in the audit of the Company while at PricewaterhouseCoopers LLP.

Audit and non-audit fees billed to the Company by PricewaterhouseCoopers LLP in 2001

   The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual consolidated financial statements for 2001, and fees billed for other services rendered by PricewaterhouseCoopers LLP for fiscal 2001:

Audit fees (a)..................................................            $4,430,000
                                                                            ==========
Financial information systems design and implementation fees (b)            $6,609,000
                                                                            ==========
All other fees
   Statutory, subsidiary and other regulatory audits............ $1,691,000
   Non-financial information systems design and implementation.. $2,466,000
   Assurance services (c)....................................... $  673,000
   Tax advice and compliance.................................... $  602,000
   Other non-audit services..................................... $  312,000
Total other fees................................................            $5,744,000
                                                                            ==========

--------
(a) Audit fees represent the aggregate fees, including expenses reimbursed, billed by PricewaterhouseCoopers LLP for the audit of the Company's annual consolidated financial statements and review of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, all for the year ended December 31, 2001.
(b) Consulting services for enterprise-wide financial information systems;
(c) Assurance services include services provided with respect to registration statements as well as assistance in investigative work carried out by the Company.

   All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

   THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, ACE Limited, ACE Global Headquarters 17 Woodbourne Avenue, Hamilton HM 08 Bermuda. Under the rules of the Securities and Exchange Commission, proposals must be received no later than December 16, 2002 and otherwise comply with the requirements of the U.S. Securities and Exchange Commission to be eligible for inclusion in the Company's 2003 Annual General Meeting proxy statement and form of proxy.

   The Company's Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company no later than 60 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2003 Annual General Meeting, such written notice must be received on or prior to March 17, 2003. The notice must meet the requirements set forth in the Company's Articles. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

                            SOLICITATION OF PROXIES

   The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or facsimile. Proxy cards and materials also will be distributed to beneficial owners of Ordinary Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson Shareholder has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $8,000, plus out-of-pocket expenses.

                                 OTHER MATTERS

   The Board of Directors of the Company does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors,

                                          Brian Duperreault
                                          Chairman and Chief Executive Officer

                                                                      EXHIBIT A

                                  ACE LIMITED
                            AUDIT COMMITTEE CHARTER
                                   JUNE 2000

PURPOSE OF THE AUDIT COMMITTEE

   . The Audit Committee was established by the Board of Directors to provide oversight of the financial reporting process, the system of internal controls, the audit process, the performance of the Company's internal auditors and the performance and independence of the independent accountants.

   . The Company's independent accountants shall have ultimate accountability to the Audit Committee and the Board of Directors.

AUTHORITY OF THE AUDIT COMMITTEE

   . The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.

   . The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

AUDIT COMMITTEE COMPOSITION

   . The committee shall consist of at least five directors, including a chairman, each selected from the Board of Directors by the Board of Directors.

   . Each member of the Audit Committee shall be ''independent'' as defined under applicable U.S. Securities and Exchange Commission and New York Stock Exchange rules.

   . Each member of the Audit Committee shall have such level of experience and expertise in accounting, financial and related matters, as determined by the Board of Directors, as shall enable him or her to effectively fulfill his or her duties as a member of the Audit Committee and to comply with applicable U.S. Securities and Exchange Commission and New York Stock Exchange rules.

ROLES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

General

   . Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

   . If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

   . Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent accountants in separate executive sessions.

   .   Perform other oversight functions as requested by the full board.

Internal Controls and Internal Audit

   .   Review the adequacy of the Company's internal control structure.

   . Review the activities, organizational structure and qualifications of the internal audit function.

   . Review the appointment and replacement of the senior internal auditing executive.

Independent Audit and Independent Accountants

   .   Review the independent accountants' proposed audit scope and approach.

   .   Review and approve the independent accountants' fee arrangements.

   .   Recommend appointment of the independent accountants.

   . Evaluate together with the Board the performance of the independent accountants and, if so determined by the Audit Committee, recommend that the Board replace the independent accountants.

   . Receive on a periodic basis from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Company.

   . Actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants.

   . Recommend that the Board of Directors take appropriate action, as necessary, in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

   . Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

   . Review with the independent accountants any problems or difficulties the accountants may have encountered and any management letter provided by the accountants and the Company's response to that letter.

Financial Statement Review

   . Conduct a review of the annual financial statements, including Management's Discussion and Analysis, and audit findings, including any significant suggestions for improvements provided to management by the independent accountants.

   . Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

   . Review major changes to the Company's auditing and accounting principles and practices as suggested by management, the independent accountants or internal auditors.

Compliance Issues

   . Review the Company's policies and procedures regarding compliance with the Company's Code of Conduct.

   . Review with the Company's counsel legal matters that may have a material impact on the financial statements.

REPORTING RESPONSIBILITIES

   .   The committee shall keep a record of its proceedings.

   . The committee shall report to the Board of Directors at the next Directors meeting.

   . The committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

                                  ACE LIMITED
                               c/o P.O. BOX 3543
                        South Hackensack, NJ 07606-9243

                                      PROXY
                                      -----

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian Duperreault, Dominic Frederico and Peter Mear as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Ordinary Shares of ACE Limited which the undersigned is entitled to vote at the Annual General Meeting to be held on May 16, 2002 or any adjournment thereof.

Address Change and/or Comments Mark Here


----------------------------------------------

----------------------------------------------

----------------------------------------------

                             (Continued on Reverse)

               You can now access your ACE Limited account online.

Access your ACE Limited shareholder account online via Investor
ServiceDirect/SM/ (ISD).

Mellon Investor Services LLC, agent for ACE Limited, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number
(PIN), you are ready to log in and access your account to:

     .   View account status
     .   View certificate history
     .   View book-entry information
     .   View payment history for dividends
     .   Make address changes
     .   Obtain a duplicate 1099 tax form
     .   Establish/change your PIN

              Visit us on the web at http://www.melloninvestor.com
                and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect/SM/ is currently only available for domestic individual and joint accounts.

     .   SSN
     .   PIN
     .   Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

     .   SSN
     .   PIN
     .   Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

     .   Certificate History
     .   Book-Entry Information
     .   Issue Certificate
     .   Payment History
     .   Address Change
     .   Duplicate 1099

              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time
--------------------------------------------------------------------------------

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, this proxy will be voted for the appointment of Dominic
J. Frederico, Donald Kramer, John A. Krol, Roberto G. Mendoza and Walter A. Scott as directors of ACE Limited to serve three-year terms to expire at the Annual General Meeting in 2005 and the ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company.

A.   Election of Directors

For Election to Term Expiring in 2005: 01 Dominic J. Frederico,
02 Donald Kramer, 03 John A. Krol, 04 Roberto G. Mendoza and 05 Walter A. Scott

     For _________         Withheld _________      Exceptions _________

To vote your shares for all Director nominees, mark the "For" box on Item A. To withhold voting for all nominees, mark the "Withheld" box. If you do not wish your shares voted "For" a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided.

--------------------------------------------------------------------------------
B. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of ACE Limited for the fiscal year ending December 31, 2002.

     For _________           Against _________         Abstain _________

In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.

If you have either an Address Change or Comments on the other side of the card, mark here ___.

Signature _______________________  Signature __________________   Date _________

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

--------------------------------------------------------------------------------

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/ace
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
OR
Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
OR
Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.